Exhibit 5.1

                            [Schlumberger Letterhead]

Schlumberger Limited
277 Park Avenue
New York, N.Y. 10172
                                                  Dated as of the Effective Date
                                                   of the Registration Statement




Gentlemen:

                  I am Deputy General Counsel of Schlumberger Limited ("Schlumberger"). I am opining on certain legal matters in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Schlumberger under the Securities Act of 1933, as amended, relating to 238,812 shares of Common Stock, par value $.01 per share, of Schlumberger (the "Shares"). All or a portion of the Shares have been delivered into escrow on behalf of the former shareholders of Interactive Video Systems Inc. ("IVS") in connection with the merger of IVS with and into a subsidiary of Schlumberger pursuant to the Agreement and Plan of Merger dated as of October 3, 1997 (the "Agreement") among Schlumberger Technology Corporation, IVS and certain shareholders of IVS. At your request, this opinion of counsel is being furnished for filing as Exhibit 5.1 to the Registration Statement.

                  I am a member of the New York bar, and I am not admitted to practice in, nor do I hold myself out as an expert on the laws of, the Netherlands Antilles. I have, however, consulted with Messrs. Smeets, Thesseling & von Bokhorst, counsel qualified to practice in the Netherlands Antilles whom I consider expert on the laws of such jurisdiction. Insofar as the opinions expressed below involve conclusions as to matters governed by the laws of the Netherlands Antilles, I am relying on the opinion of such counsel.

                  In my capacity as Deputy General Counsel of Schlumberger, I am familiar with the Deed of Incorporation and By-Laws of Schlumberger and have familiarized myself with the Agreement and have examined all statutes and other records, instruments and documents pertaining to Schlumberger that I deem necessary to examine for the purpose of this opinion.

Opinion of J. Gunderson
Page Two







                  Based upon my examination as aforesaid, I am of the opinion that the Shares have been duly authorized by resolution of the Board of Directors of Schlumberger and are validly issued, fully paid and nonassessable.

                  I consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                        Very truly yours,



                                                        James Gunderson
                                                        Deputy General Counsel


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